EXHIBIT 8.1

Aegon N.V. Aegonplein 50 PO Box 85 2501 CB The Hague The Netherlands AEGON Funding Company LLC 4333 Edgewood Road NE Cedar Rapids, IA 52499 United States	Allen & Overy LLP 1221 Avenue of the Americas New York NY 10020 USA Tel +1 212 610 6300 Fax +1 212 610 6399 www.allenovery.com

August 31, 2017

Aegon N.V. and AEGON Funding Company LLC Registration Statement on Form F-3

Ladies and Gentlemen:

We have acted as special United States tax counsel for Aegon N.V., a company incorporated under the laws of the Netherlands (Aegon) and AEGON Funding Company LLC, a Delaware limited liability company (AFC) (each, an Issuer, and collectively, the Issuers), in connection with the preparation of the registration statement on Form F-3 (the Registration Statement) to be filed with the Securities and Exchange Commission (the Commission) under the Securities Act of 1933, as amended (the Securities Act), on August 31, 2017, of which the prospectus (the Prospectus) forms a part. The Registration Statement and Prospectus relates to the registration under the Securities Act of an indeterminate number and amount of the following securities (the Securities):

(i)	common shares, par value 0.12 euro per share, of Aegon;

(ii)	debt securities of Aegon or AFC, which, if issued by AFC will be guaranteed by Aegon;

(iii)	guarantees of Aegon or AFC;

(iv)	warrants of Aegon or AFC;

(v)	purchase contracts of Aegon or AFC; and

(vi)	units of Aegon or AFC.

As United States tax counsel, we have advised the Issuers with respect to certain general United States tax consequences of the proposed issuance of the Securities. This advice is summarized under the headings “Taxation in the United States” (the Discussion) in the Prospectus which is part of the Registration Statement. We hereby confirm that the statements set forth in the Discussion represent our opinions as to the matters of law covered by them, subject to the qualifications stated therein.

Allen & Overy LLP is a limited liability partnership registered in England and Wales with registered number OC306763. It is regulated by the Solicitors Regulation Authority of England and Wales. Allen & Overy LLP is a multi-jurisdictional law firm with lawyers admitted to practice in a variety of jurisdictions. A list of the members of Allen & Overy LLP and their professional qualifications is open to inspection at its registered office, One Bishops Square, London, E1 6AD and at the above address. The term partner is used to refer to a member of Allen & Overy LLP or an employee or consultant with equivalent standing and qualifications.

Allen & Overy LLP or an affiliated undertaking has an office in each of: Abu Dhabi, Amsterdam, Antwerp, Athens, Bangkok, Barcelona, Beijing, Belfast, Bratislava, Brussels, Bucharest (associated office), Budapest, Casablanca, Doha, Dubai, Düsseldorf, Frankfurt, Hamburg, Hanoi, Ho Chi Minh City, Hong Kong, Istanbul, Jakarta (associated office), London, Luxembourg, Madrid, Mannheim, Milan, Moscow, Munich, New York, Paris, Perth, Prague, Riyadh (associated office), Rome, São Paulo, Shanghai, Singapore, Sydney, Tokyo, Warsaw, Washington, D.C. and Yangon.

We are aware that we are referred to in the Discussion and under the heading “Legal Matters” in the Prospectus. We hereby consent to the references to us in those sections and the filing of this letter as an exhibit to the Registration Statement without thereby implying or admitting that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this exhibit.

Very truly yours,

/s/ Allen & Overy LLP

Allen & Overy LLP

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